UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2024

ACELYRIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41696	85-2406735
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4149 Liberty Canyon Road Agoura Hills, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 730-0360

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	SLRN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On May 9, 2024, ACELYRIN, INC. (the “Company”) issued a press release announcing, among other things, that the Company expects to report that the Company’s cash, cash equivalents and short-term marketable securities totaled $678.5 million at March 31, 2024. A copy of the press release is attached hereto as Exhibit 99.1.

All of the information furnished in this Item 2.02 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Succession and Board of Director Changes

Effective May 9, 2024, Mina Kim was appointed as the Chief Executive Officer of the Company and was appointed as a member of the Board of Directors of the Company (the “Board”). By mutual agreement of Shao-Lee Lin, M.D., Ph.D. and the Company, Dr. Lin stepped down from her position as Chief Executive Officer and as a member of the Board, effective on May 8, 2024. The Company has entered into a Separation Agreement and Mutual Release with Dr. Lin (the “CEO Agreement”) pursuant to which the Company agreed to provide Dr. Lin with certain benefits, including the following: a lump sum payment equal to approximately 18 months of base salary, approximately 18 months of equity award and restricted stock vesting acceleration, up to 24 months of health insurance premium payments, a lump sum payment equal to a pro-rated portion of her 2024 target bonus, and an extension of the post-termination exercise period of her outstanding stock option awards. The foregoing description of the CEO Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the CEO Agreement which is filed as Exhibit 10.1 hereto and is incorporated by reference.

Ms. Kim, age 50, had served as the Company’s Chief Legal and Administrative Officer since November 2022. From January 2020 to September 2022, she served as Chief Legal Officer and Head of Corporate Development at Zymergen, Inc., a biotechnology company. Previously, she also served as the Senior Vice President of Corporate Strategy and General Counsel of Atara Biotherapeutics, Inc., a pharmaceutical company, from April 2018 to November 2019. From March 2014 to April 2018, Ms. Kim was the General Counsel of Sunrun Inc., a residential solar energy company, and from September 2007 to March 2014, Ms. Kim was Vice President, Legal for BBAM, LLC. Ms. Kim received a J.D. from Harvard Law School and a B.A. in History from Dartmouth College.

There were no new compensatory arrangements for Ms. Kim or modifications to Ms. Kim’s existing compensatory arrangements nor were there any grants or awards made to Ms. Kim in connection with her appointment as the Company’s Chief Executive Officer. Ms. Kim’s compensatory arrangements in connection with her appointment will be subsequently determined and the Company will file an amendment to this Current Report on Form 8-K to report the same. For a description of certain transactions involving the Company and Ms. Kim, see the section titled “Transactions with Related Persons and Indemnification” in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 22, 2024.

Named Executive Officer Departure

Effective on May 8, 2024, the Company and Ron Oyston mutually agreed that Mr. Oyston will step down from his position as Chief People Officer, effective August 15, 2024. The Company has entered into a Separation Agreement and Mutual Release with Mr. Oyston (the “CPO Agreement”), pursuant to which the Company agreed to provide Mr. Oyston with certain benefits, including the following: 12 months of each of salary continuation, COBRA health insurance premiums and equity award vesting acceleration, a lump sum payment equal to a pro-rated portion of his 2024 target bonus, and an extension of the post-termination exercise period of his outstanding stock option awards. The foregoing description of the CPO Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the CPO Agreement which is filed as Exhibit 10.2 hereto and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and Mutual Release between the Company and Shao-Lee Lin, M.D., Ph.D.

10.2	Separation Agreement and Mutual Release between the Company and Ron Oyston

99.1	Press Release

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACELYRIN, INC.

Dated: May 9, 2024	By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
Chief Financial Officer and Chief Business Officer